Exhibit 10.2

CHANGE IN CONTROL EMPLOYMENT AGREEMENT

This CHANGE IN CONTROL EMPLOYMENT AGREEMENT (this “Agreement”), is between ACI Worldwide, Inc., a Delaware corporation (the “Company”), and the executive of the Company designated on the signature page to this Agreement (the “Signature Page”) as the Executive (the “Executive”) effective as of the date (the “Contract Date”) set forth on the Signature Page.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company has the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage the Executive’s full attention and dedication to the Company in the event of any threatened or pending Change in Control and to provide the Executive compensation and benefits arrangements upon a Change in Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has authorized the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Section 1.    Certain Definitions.

(a)    “Effective Date” means the first date during the Change in Control Period on which a Change in Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change in Control occurs during the Change in Control Period and if the Executive’s employment with the Company is terminated within six months prior to the date on which the Change in Control occurs, then “Effective Date” means the date immediately prior to the date of such termination of employment.

(b)    “Change in Control Period” means the period commencing on the date hereof and ending on the second anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Change in Control Period will be automatically extended so as to terminate two years from such Renewal Date, unless, at least 60 calendar days prior to the Renewal Date, the Company has given notice to the Executive that the Change in Control Period will not be so extended.

(c)    “Affiliated Company” means any company controlled by, controlling or under common control with the Company.

(d)    “Change in Control” means:

(1)    Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the

Exchange Act) of 20% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section l(d), the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company, (D) any acquisition by any Person pursuant to a transaction that complies with Sections 1(d)(3)(A) and 1(d)(3)(B), or (E) any acquisition of beneficial ownership of not more than 25% of the Outstanding Company Voting Securities by any Person that is entitled to and does report such beneficial ownership on Schedule 13G under the Exchange Act (a “13G Filer”), provided, however, that this clause (E) will cease to apply when a Person who is a Schedule 13G Filer becomes required to file a Schedule 13D under the Exchange Act with respect to beneficial ownership of 20% or more of the Outstanding Company Voting Securities. Notwithstanding any other provision hereof, if a Business Combination is completed during the Change in Control Period and the Outstanding Company Voting Securities are converted into voting securities of the Combined Company, but such Business Combination does not constitute a “Change in Control” under Section 1(d)(3), “Outstanding Company Voting Securities” thereafter means voting securities of the Combined Company entitled to vote generally in the election of the members of the Combined Company Board;

(2)    Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board other than as a result of a Business Combination that does not constitute a “Change in Control” under Sections 1(d)(l) or 1(d)(3)(A); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (an “Election Contest”);

(3)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination (the “Combined Company”)) beneficially owns, directly or indirectly, such number of the then-Outstanding Company Voting Securities as would constitute a “Change in Control” under Section 1(d)(l), and at least one-half of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination (the “Combined Company Board”) were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination (the “Business Combination Agreement”) or (B) the Executive and the Company, each acting in his, her or its respective sole discretion, enter into an amendment to this

Agreement providing for the Executive’s continued employment for not less than two years at levels of compensation and benefits that in the aggregate are not substantially less favorable to the Executive than those to which he or she was entitled prior to such Business Combination; or

(4)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Section 2.    Employment Period. The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Employment Period”), provided, however, that commencing on each annual anniversary of the Effective Date (such date and each annual anniversary thereof, the “Employment Period Renewal Date”), unless previously terminated, the Employment Period will be automatically extended so as to terminate two years from such Employment Period Renewal Date, unless, at least 60 calendar days prior to the Employment Period Renewal Date, the Company gives notice to the Executive that the Employment Period will not be so extended. The Employment Period will terminate upon the Executive’s termination of employment for any reason; provided that the Employment Period will be deemed to include the period beginning on the Effective Date through and including the Executive’s Date of Termination.

Section 3.    Terms of Employment.

(a)    Position and Duties. (1)    During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date (the “120-Day Period) and (B) the Executive’s services will be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 50 miles from such office.

(2)    During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it will not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date will not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)    Compensation. (1)    Base Salary. During the Employment Period, the Executive will receive an annual base salary (the “Annual Base Salary”) at an annual rate at least equal to the highest annual rate of base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Companies in the 12-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary will be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary will be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary will not be reduced after any such increase and the term “Annual Base Salary” will refer to the Annual Base Salary as so increased.

(2)    Annual Bonus. In addition to the Annual Base Salary, the Executive will be awarded, for each fiscal year ending during the Employment Period, total annual and quarterly bonus opportunities in cash at least equal to the aggregate of the Executive’s target annual and quarterly bonus opportunities for the year in which the Effective Date occurs (the “Target Annual Bonus”) (if the Executive has not been eligible to earn such a bonus for any period prior to the Effective Date or no such Target Annual Bonus has been established for the fiscal year or quarters (as applicable) in which the Effective Date occurs, the “Target Annual Bonus” means the Executive’s most recent target annual and quarterly bonus opportunities as in effect for the year prior to the year in which the Effective Date occurs); provided, however, that (A) the performance measures applicable to such target bonus opportunities will be comparable in terms of difficulty of achievement to the measures in effect with respect to the Target Annual Bonus prior to the Effective Date and (B) in the determination of such bonuses, the Executive will be treated as favorably as similarly situated executives of any acquiror of the Company. Each such annual bonus will be paid no later than two and a half months after the end of the fiscal year for which the annual bonus is awarded, unless the Executive elects to defer the receipt of such annual bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this Agreement, references to Section 409A of the Code will include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service.

(3)    Incentive Savings and Retirement Plans. During the Employment Period, the Executive will be entitled to participate in all cash incentive, equity incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event will such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-Day Period, or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

(4)    Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event will such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-Day Period or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

(5)    Expenses. During the Employment Period, the Executive will be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-Day Period or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(6)    Office and Support Staff. During the Employment Period, the Executive will be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and the Affiliated Companies at any time during the 120-Day Period or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(7)    Vacation. During the Employment Period, the Executive will be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Executive at any time during the 120-Day Period or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

Section 4.    Termination of Employment.

(a)    Death or Disability. The Executive’s employment will terminate automatically if the Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability” herein), it may give to the Executive written notice in accordance with Section 12(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company will terminate effective on the 30th calendar day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 calendar days after such receipt, the Executive has not returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b)    Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” means:

(1)    the Executive’s conviction of, or entry of a plea of guilty or no contest to, a felony or any lesser crime of which fraud or dishonesty is an element;

(2)    the Executive’s willful misconduct or willful omission of duties (other than any such misconduct or omission resulting from the Executive’s incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason) that is or could reasonably be expected to be injurious to the Company other than in an immaterial manner; or

(3)    the Executive’s violation of any provision of (A) the Company’s Code of Business Conduct and Ethics, as the same may be amended from time to time (the “Code of Ethics”) or (B) if applicable, the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as the same may be amended from time to time that is, in each case, materially and demonstrably injurious to the Company. For purposes of the foregoing sentence, the Executive will be deemed to be subject to the provisions of the Code of Ethics regardless of whether the Executive is a Senior Officer as defined in the Code of Ethics or otherwise subject to the Code of Ethics.

For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority (A) given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) upon the instructions of the Chief Executive Officer of the Company, or (C) based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive will not be deemed to be for Cause unless (i) “Cause” as defined herein exists and (ii) there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the board, the Executive is guilty of the conduct described in Section 4(b)(1), 4(b)(2) or 4(b)(3), and specifying the particulars thereof in reasonable detail.

(c)    Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. For purposes of this Agreement, “Good Reason” means:

(1)    the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or any other diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(2)    any failure by the Company to comply with any of the provisions of Section 3(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(3)    the Company’s requiring the Executive (A) to be based at any office or location other than as provided in Section 3(a)(1)(B), (B) to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location immediately preceding the Effective Date, or (C) to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(4)    any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(5)    any failure by the Company to comply with and satisfy Section 11(c).

The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) will not affect the Executive’s ability to terminate employment for Good Reason. A termination by the Executive with Good Reason will be effective only if, within 180 calendar days of the Executive’s first becoming aware of the circumstances giving rise to Good Reason, the Executive delivers a Notice of Termination for Good Reason by Executive to the Company, and, to the extent such circumstances are curable, the Company within 30 calendar days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason.

(d)    Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, will be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b). For purposes of this Agreement, “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 calendar days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause will not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

(e)    Date of Termination. For purposes of this Agreement, “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, (which date will not be more than 30 calendar days after the giving of such notice), as the case may be, (2) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (3) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination, and (4) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

Section 5.    Obligations of the Company upon Termination.

(a)    Good Reason; Other than for Cause, Death or Disability. If the Company terminates the Executive’s employment other than for Cause, Death or Disability or the Executive terminates employment for Good Reason, in each case during the Employment Period, and contingent upon the Executive’s execution of the Release of Claims without revocation within the time period described in Section 8 below and the Executive’s compliance with Section 10, the Executive will be entitled to receive the following benefits:

(1)    the Company will pay to the Executive, in a lump sum in cash within 60 calendar days after the later of the Date of Termination or the date of the Change in Control, the aggregate of the following amounts:

(A)    the sum of (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the product of (x) the Target Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365 (the “Pro-Rata Bonus”), and (iii) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in subclauses (i), (ii) and (iii), the “Accrued Obligations”); and

(B)    the amount equal to the product of (i) two [or in the case of the Company’s Chief Executive Officer, only, three times] and (ii) the sum of (x) the Executive’s Annual Base Salary and (y) the Target Annual Bonus;

(2)    for two years [or in the case of the Company’s Chief Executive Officer, only, three years] after the later of the Executive’s Date of Termination, or the date of the Change in Control or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the “Benefit Continuation Period”), the Company will continue benefits to the Executive and/or the Executive’s family at least equal to, and at the same after-tax cost to the Executive and/or the Executive’s family, as those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(4) (such benefits, the “Welfare Benefits”) if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies and their families; provided, however, that, the medical, dental, prescription drug and vision benefits provided during the

Benefit Continuation Period will be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes (if the Company reasonably determines that providing continued coverage under one or more of its welfare plans contemplated herein could be taxable to the Executive, the Company will provide such benefits at the level required hereby through the purchase of individual coverage); and, provided, further, that if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the medical and other welfare benefits described herein will be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive will be considered to have remained employed until the end of the Benefit Continuation Period and to have retired on the last day of such period;

(3)    the Company will, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which will be selected by the Executive in the Executive’s sole discretion, provided that the cost of such outplacement will not exceed $50,000; and provided, further, that such outplacement benefits will commence as of the later of the Executive’s Date of Termination or the date of the Change in Control and will end not later than the last day of the second calendar year that begins after the Date of Termination; and

(4)    the Executive will immediately become fully vested in, and (if applicable) entitled to exercise, all stock-based awards granted to the Executive under any plans or agreements of the Company (with any performance-based awards vesting at the greater of the target level and the Pro Rata Portion of the level of achievement of the performance goals that the Compensation Committee, in its reasonable discretion, determines the Executive likely would have received for the applicable performance period), as of the later of the Executive’s Date of Termination or the date of the Change in Control; provided that the Executive’s Date of Termination occurs within 24 months following a Change in Control or within six months preceding a Change in Control. In such case, the Executive will be entitled to exercise all stock-based awards that are stock options or stock appreciation rights for a period of not less than 12 months following the later of the date of the Change in Control and the Executive’s Date of Termination, provided that such exercise period will not in any event extend beyond the last day of the original term of the relevant stock-related award. The acceleration of vesting and exercisability under this Section will apply notwithstanding any provision in any equity plan or agreement that would prevent the acceleration and vesting of the awards or cause them to be canceled, rescinded or otherwise impaired. For purposes of this Section 5(a)(4), stock-based awards will include stock options, restricted shares, restricted stock units and any other equity-based compensation awards. Other than options or stock appreciation rights that are exempt from Section 409A of the Code, the delivery of shares of common stock or cash (as applicable) in settlement of any stock-based awards (or portion thereof) described in this Section that (i) do not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code will be made as soon as practicable following the applicable vesting event, but no later than the “applicable 2 1/2 month period” as described in Treasury Regulation Section 1.409A-l(b)(4) and (ii) constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code will be made on the first permissible payment event under Section 409A of the Code on which the shares or cash would otherwise be delivered or paid. Notwithstanding the definition of “change in control” or “change of control” in any agreement, plan or arrangement governing such stock-based awards, the definition of Change in Control in this Agreement will, to the extent more favorable to the Executive, supersede such definitions in all respects with respect to such stock-based awards.

(5)    to the extent not theretofore paid or provided, the Company will timely pay or provide to the Executive any Other Benefits (as defined in Section 6) in accordance with the terms of the underlying plans or agreements.

(b)    Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company will provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under this Agreement. The Accrued Obligations will be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 calendar days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) will include, and the Executive’s estate and/or beneficiaries will be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120 Day Period or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries.

(c)    Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company will provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under this Agreement. The Accrued Obligations will be paid to the Executive in a lump sum in cash within 30 calendar days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(c) will include, and the Executive will be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-Day Period or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families.

(d)    Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, the Company will provide the Executive with the Executive’s Annual Base Salary through the Date of Termination, and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company will provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under this Agreement. In either case, the Annual Base Salary or Accrued Obligations, as applicable, to which the Executive is entitled pursuant to this Section 5(d) will be paid to the Executive in a lump sum in cash within 30 calendar days of the Date of Termination.

(e)    409A Compliance. Notwithstanding the provisions of Section 5, in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) and if any portion of the payments or benefits to be received by the Executive under this Agreement upon his or her separation from service, including under Section 5, would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable under this Agreement, as applicable, during the six-month period immediately following the Date of Termination (other than the amounts not subject to Section 409A of the Code) will instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the earlier of (i) the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code and (ii) the Executive’s death (the applicable date, the “Delayed Payment Date”). Each payment and benefit to be made or provided to the Executive under this Agreement will be considered to be a separate payment and not one of a series of payments for purposes of Section 409A of the Code. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding any other provision to the contrary in this Section 5, the Welfare Benefits provided pursuant to Section 5(a)(2) that are not non-taxable medical benefits, “disability pay” or “death benefit plans” within the meaning of Treasury Regulation Section 1.409A-l(a)(5), and the reimbursement or in-kind benefits provided pursuant to Sections 3 and 7, will be treated as follows (the “Reimbursement Rules”): (1) the amount of such benefits provided during one taxable year will not affect the amount of such benefits provided in any other taxable year, except that to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a limitation may be imposed on the amount of such reimbursements over some or all of the Benefit Continuation Period, as described in Treasury Regulation Section l.409A-3(i)(l )(iv)(B), (2) to the extent that any such benefits consist of reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (3) no such benefit may be liquidated or exchanged for another benefit. To the extent the period under which the Executive must sign and not revoke the Release of Claims (as described in Section 8 of this Agreement) spans two calendar years, then the payment of any severance pay and benefits contingent upon the execution of such Release of Claims without revocation will not commence until the second calendar year, but will continue to be paid within the timeframe described under Section 5(a).

Section 6.    Non-exclusivity of Rights. Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 12(g), will anything herein limit or otherwise affect such rights as the

Executive may have under any other contract or agreement with the Company or the Affiliated Companies. Except as otherwise provided in this Agreement, amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”) will be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, will in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Affiliated Companies, including any retirement or pension plan or arrangement of the Affiliated Companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason will be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive will not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

Section 7.    Full Settlement. Except as expressly provided in Section 10(f), Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts will not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 calendar days following the Company’s receipt of an invoice from the Executive) at any time from the date of this Agreement through the Executive’s remaining lifetime or, if longer, through the 20th anniversary of the Effective Date, to the full extent permitted by law, all reasonable legal fees and expenses that the Executive may incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, Interest; provided that (a) the Executive will have submitted an invoice for such fees and expenses at least 10 calendar days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred and (b) such reimbursements or in-kind benefits comply with the Reimbursement Rules.

Section 8.    Release of Claims. In consideration for and as a condition precedent to receiving the severance pay or benefits outlined in this Agreement, the Executive agrees to execute a Release of Claims in the form substantially similar to the form attached as Appendix A (“Release of Claims”). The Executive acknowledges and agrees that if he fails to execute and deliver the Release of Claims to the Company within 21 days (or, if required by applicable law, 45 days) from the Executive’s Date of Termination or revokes such Release of Claims prior to the “Effective Date” (as such term is defined in the Release of Claims) of the Release of Claims, the Executive will forfeit the severance pay and benefits outlined in this Agreement.

Section 9.    Adjustment of Certain Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder or under any other plan or arrangement would be an “excess parachute payment,” within the meaning of Section 280G of the Code, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence, and the valuation of the Executive’s covenants and the effect thereof on the calculation of the amount of parachute payments or excess parachute payments under Section 280G, will be made at the sole cost and expense of the Company, if requested by the Executive or the Company, by the Company’s independent accountants or a nationally recognized law firm chosen by the Company and reasonably acceptable to the Executive. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section will not of itself limit or otherwise affect any other rights of the Executive under this Agreement. In the event that any payment or benefit intended to be provided hereunder is reduced pursuant to this Section, then the reduction will be made in accordance with Section 409A of the Code and will occur in the following order: (a) first, by reducing any cash payments with the last scheduled payment reduced first, (b) second, by reducing any equity-based benefits that are included at full value under Q&A-24(a) of the Treasury Regulations promulgated under Section 280G of the Code (the “280G Regulations”), with the highest value reduced first, (c) third, by reducing any equity-based benefits included on an acceleration value under Q&A-24(b) or 24(c) of the 280G Regulations, with the highest value reduced first, and (d) fourth, by reducing any non-cash, non-equity based benefits, with the latest scheduled benefit reduced first. Any Payments previously paid to the Executive which are required to be repaid hereunder will be repaid by the Executive promptly following the determination that such amounts are subject to repayment hereunder.

Section 10.    Confidential Information; Other Restrictive Covenants.

(a)    Confidential Information. The Executive will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data will have been obtained by the Executive during the Executive’s employment by the Company or the Affiliated Companies and which information, knowledge or data will not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement unless a final judicial determination has been made that such a violation occurs.

(b)    Covenants Following Termination of Employment. During the Non-Compete Period, the Executive will not:

(1)    enter into or engage in any business that competes with the Company’s Business within the Restricted Territory (as defined in Section 10(c));

(2)    solicit customers with which the Executive had any contact or for which the Executive had any responsibility (either direct or supervisory) at the Date of Termination or at any time during the one year prior to such Date of Termination, whether within or outside of the Restricted Territory, or solicit business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with the Company’s Business within the Restricted Territory;

(3)    divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so;

(4)    promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business that competes with the Company’s Business within the Restricted Territory; or

(5)    solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or its affiliated companies to terminate their employment, representation or other association with the Company and/or its affiliated companies, provided that the foregoing will not apply to general advertising not specifically targeted at employees, sales representatives, agents or consultants of the Company and/or its affiliated companies.

Notwithstanding the foregoing, it will not be a violation of this Section 10(b) for the Executive to join a division or business line of a commercial enterprise with multiple divisions or business lines if such division or business line is not competitive with the Company’s Business, provided that the Executive performs services solely for such non-competitive division or business line, and performs no functions on behalf of (and has no involvement with or direct or indirect responsibilities with respect to) businesses competitive with the Company’s Business. Nothing in this Section 10(b) will prohibit the Executive from being a passive owner of not more than 4.9% of the outstanding equity interest in any entity which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

(c)    Restricted Territory. For the purposes of Section 10(b), the “Restricted Territory” is defined as and limited to the geographic area(s) within a 100 mile radius of any and all areas in which the Company was located immediately prior to the Effective Date in, to, or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the Date of Termination and at any time during the one year prior to the Date of Termination.

(d)    Certain Definitions. For purposes of Section 10(b), (1) the “Company’s Business” is defined to be the development and sale of software products that facilitate electronic payments, as further described in any and all manufacturing, marketing and sales manuals and materials of the Company in effect immediately prior to the Effective Date, or of any other products or services substantially similar to or readily suitable for any such described products and (2) the “Non-Compete Period” means one year following the Executive’s termination of employment during the Employment Period or such longer period as the Executive may indicate in a written notice to the Company given prior to a Change in Control.

(e)    Claw-Back. The Executive acknowledges and agrees that if it is finally judicially determined that if the Executive materially breached Section 10(b), the Executive will, if determined appropriate in the sole discretion of the Compensation and Leadership Development Committee of the Board (the “Compensation Committee”), (1) forfeit any unpaid portion of any severance benefits or compensation otherwise due under Section 5 and/or (2) repay to the Company any portion of such severance benefits or compensation previously paid to the Executive. Nothing in this Section 10(e) will be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of any of the provisions of this Agreement that may be pursued or availed of by the Company.

(f)    Acknowledgement. Nothing in this Agreement prevents the Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. Furthermore, no Company policy or individual agreement between the Company and the Executive will prevent the Executive from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.

Section 11.    Successors.

(a)    This Agreement is personal to the Executive, and, without the prior written consent of the Company, will not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)    This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 11(c), without the prior written consent of the Executive, this Agreement will not be assignable by the Company.

(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company’’ means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. In the event of a Change in Control during the Change in Control Period, (1) any stock-based award held by the Executive with performance-based vesting conditions will, immediately prior to such Change in Control and without any further action on the part of the Company or the Executive, be deemed to have satisfied the performance-based vesting conditions at the greater of the target level or the Pro Rata Portion of the level of achievement of the performance goals the Compensation Committee, in its reasonable discretion, determines the Executive likely would have received for the applicable performance period and will thereafter vest, unless sooner accelerated, monthly in equal installments over the remaining performance period (each a “Modified Award”) and (2) the Board will cause any successor to assume any such Modified Award. The delivery of shares of common stock or cash (as applicable) in settlement of any such Modified Award (or portion thereof) that (A) does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code will be made as soon as practicable following the applicable vesting event, but no later than the “applicable 2 1/2 month period” as described in Treasury Regulation Section 1.409A-l(b)(4) and (B) does constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code will be made on the first permissible payment event under Section 409A of the Code on which the shares or cash would otherwise be delivered or paid. In the event of a Change in Control in which the Company’s common stock ceases to be listed on the New York Stock Exchange or the Nasdaq Global Select Market or the Company’s common stock is converted into any consideration other than shares of common stock listed on the New York Stock Exchange or the Nasdaq Global Select Market, immediately prior to such Change in Control, the Board will in its reasonable discretion take one of the following actions: (i) terminate any such award as of immediately prior to the consummation of the Change in Control in consideration of a payment equal to the excess of the fair market value of such award (as reasonably determined by the Board) over the exercise or conversion price, if any, of such award, (ii) accelerate all vesting conditions with respect to such award such that the award is fully vested (and, if applicable, exercisable) immediately prior to the consummation of such Change in Control with such vesting and (if applicable) any exercise of such award contingent upon consummation of such Change in Control, (iii) grant substitute awards that will substantially preserve the realizable value and otherwise applicable terms of any affected awards previously granted to the Executive, and (iv) any combination of the foregoing. To avoid any ambiguity or doubt, the Company will amend all applicable plans and award agreements to the extent necessary or advisable to reflect the terms of this Agreement, but the failure to do so will not affect the Executives rights under this Agreement, including under this Section 11(c). For purposes of this Agreement, the term “Pro Rata Portion” means a percentage, when expressed as a fraction, the numerator of which is the number of days during the applicable performance period in which the Executive was in continuous active employment with the Company, and the denominator of which is the number of days in such performance period.

Section 12.    Miscellaneous.

(a)    This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and will have no force or effect. This

Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)    All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or overnight addressed as follows:

If to the Executive:

At the most recent address on file at the Company.

if to the Company:

ACI Worldwide, Inc.

6060 Coventry Drive

Elkhorn, NE 68022

Attention: General Counsel

or to such other address as either party has furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.

(c)    The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

(d)    The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as are required to be withheld pursuant to any applicable law or regulation.

(e)    The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(l) through 4(c)(5), will not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)    The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Sections 1 and 5, prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive will have no further rights under this Agreement. Except as specifically provided herein, this Agreement will supersede any other agreement between the parties with respect to the subject matter hereof.

(g)    No later than 10 calendar days prior to the date of a Change in Control, the Company will deliver cash, in an amount equal to the sum of (1) the aggregate of the cash amounts that could be payable under Section 5(a)(1), (2), (3) and (5) (plus any estimated Interest) and (2) the aggregate of the cash value of any amounts deferred by the Executive under any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, to a “rabbi trust” (the “Trust”) to be established by the Company prior to such delivery of cash with a nationally recognized financial institution as trustee (the “Trustee”) to be held by the

Trustee pursuant to the terms of the trust agreement entered into between the Company and the Trustee prior to the Effective Date; provided, however, that the Trust will not be funded if the funding thereof would result in taxable income to the Executive by reason of Section 409A(b) of the Code or otherwise result in a violation of Section 409A of the Code. The Company will be responsible for any fees and expenses of the Trustee. Notwithstanding anything in this Agreement to the contrary, if a Change in Control occurs during the Change in Control Period and if the Executive’s employment with the Company is terminated within six months prior to the date on which the Change in Control occurs, this Section 12(g) will not apply.

(h)    To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent.

(i)    Executive acknowledges and agrees that no change in control, as defined under this Agreement, has occurred prior to the Contract Date.

Next page is the Signature Page

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of                                     , 20    .

ACI Worldwide, Inc.	Executive

By:	By:

Its:	Its:

APPENDIX A

RELEASE OF CLAIMS

1.	Parties.

The parties to Release of Claims (hereinafter “Release”) are [●] and ACI Worldwide, Inc., a Delaware corporation,

1.1.	Executive and Releasing Parties.

For the purposes of this Release, “Executive” means [●], and “Releasing Parties” means Executive and his attorneys, heirs, legatees, personal representatives, executors, administrators, assigns and spouse.

1.2.	The Company and the Released Parties.

For the purposes of this Release (the “Company”) means ACI Worldwide, Inc., a Delaware corporation, and “Released Parties” means the Company and its predecessors and successors, affiliates, and all of each such entity’s officers, directors, employees, insurers, agents, attorneys or assigns, in their individual and representative capacities.

2.	Background And Purpose.

Executive was employed by the Company. Executive’s employment is ending effective [●] under the circumstances described in Section 5(a) of the Executive’s Change in Control Employment Agreement (“Agreement”) by and between Executive and the Company dated [●].

The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims the Releasing Parties may have against the Released Parties, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Executive’s employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to Executive’s employment, reemployment or application for reemployment (in each case except as set forth below).

3.	Release.

In consideration of the payments and benefits set forth in Section 5(a) of the Agreement and other promises by the Company all of which constitute good and sufficient consideration, Executive, for and on behalf of the Releasing Parties, waives, acquits and forever discharges the Released Parties from any obligations the Released Parties have and all claims the Releasing Parties may have as of the Effective Date (as defined in Section 4 below) of this Release, including but not limited to obligations and/or claims arising from the Agreement (other than any claim Executive may have against the Company after the date hereof with respect to nonperformance of the payment obligations of the Company in the Agreement) or any other document or oral agreement relating to employment, compensation, benefits, severance or post-employment issues. Executive, for and on behalf of the Releasing Parties, hereby releases the Released Parties from any and all claims, demands, actions or causes of action, whether known or unknown, arising from or related in any way to any employment of or past failure or refusal to employ Executive by the Company, or any other past claim that relates in any way to Executive’s employment, compensation, benefits, reemployment or application for employment, with the exception of any claim Executive may have against the Company for enforcement of the Agreement. The matters released include, but are not limited to, any claims under federal, state or local laws, including the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers’ Benefit Protection Act (“OWBPA”), any common law tort, contract or statutory claims, and any claims for attorneys’ fees and costs. Further, Executive, for and on behalf of the Releasing Parties, waives and releases the Released Parties from any claims that this Release was procured by fraud or signed under duress or coercion so as to make the Release not binding. Executive is not relying upon any representations by the Company’s legal counsel in deciding to enter into this Release. Executive understands and agrees that by signing this Release Executive, for and on behalf of the Releasing Parties, is giving up the right to pursue any legal claims that Executive or the Releasing Parties may have against the Released Parties with respect to the claims released hereby. Notwithstanding the forgoing, nothing in this provision of this Release will be construed to prohibit Executive from challenging the validity of the ADEA release in this Section of the Release or from filing a charge or complaint with the Equal Employment Opportunity Commission or any state agency or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or state agency. However, the Released Parties will assert all such claims have been released in a final binding settlement. Notwithstanding the foregoing, Executive will not give up Executive’s right to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002.

Executive understands and agrees that this Release extinguishes all released claims, whether known or unknown, foreseen or unforeseen. Executive expressly waives any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute. California Civil Code Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Executive fully understands that, if any fact with respect to any matter covered by this Release is found hereafter to be other than or different from the facts now believed by Executive to be true, Executive expressly accepts and assumes that this Release will be and remain effective, notwithstanding such difference in the facts.

3.1.	IMPORTANT INFORMATION REGARDING ADEA RELEASE.

Executive understands and agrees that:

(a)	this Release is worded in an understandable way;

(b)	claims under ADEA that may arise after the date of this Release are not waived;

(c)	the rights and claims waived in this Release are in exchange for additional consideration over and above any consideration to which Executive was already undisputedly entitled;

(d)	Executive has been advised to consult with an attorney prior to executing this Release and has had sufficient time and opportunity to do so;

(e)

Executive has been given a period of time of 21 days (or, if required by applicable law, 45 days) (the “Statutory Period”), if desired, to consider this Release and understands that Executive may revoke his waiver and release of any ADEA claims covered by this Release within seven days from the date Executive executes this Release. Notice of revocation must be in writing and received by ACI Worldwide, Inc., 6060 Coventry Drive, Elkhorn, NE 68022, Attn: General Counsel within seven days after Executive signs this Release; and

(f)	any changes made to this Release, whether material or immaterial, will not restart the running of the Statutory Period.

3.2.	Reservations Of Rights.

This Release will not affect any rights which Executive may have under any medical insurance, disability plan, workers’ compensation, unemployment compensation, indemnifications, applicable company stock incentive plan(s) or the 401(k) plan maintained by the Company.

3.3.	No Admission Of Liability.

It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Executive or the Company or the Released Parties, by whom liability has been and is expressly denied.

4.	Effective Date.

The “Effective Date” of this Release will be the eighth calendar day after it is signed by Executive.

5.	Confidentiality, Proprietary, Trade Secret And Related Information

Executive acknowledges the duty set forth in the Agreement not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about the Company, its products, customers and suppliers, and covenants not to breach that duty. Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of any offer letter, employment agreement, confidentially agreement, or any other agreement between Executive and the Company and any section(s) therein. Should Executive, Executive’s attorney or agents be requested in any judicial, administrative or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of the Company,

Executive will promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure. Nothing in this Release prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

6.	Scope Of Release.

The provisions of this Release will be deemed to obligate, extend to and inure to the benefit of the parties; the Company’s parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers and employees; and each party’s insurers, transferees, grantees, legatees, agents, personal representatives and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and Effective Date of this Release.

7.	Entire Release.

This Release and the Agreement signed by Executive contain the entire agreement and understanding between the parties and, except as reserved in Sections 3 and 5 of this Release, supersede and replace all prior agreements, written or oral, prior negotiations and proposed agreements, written or oral. Executive and the Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and the Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

8.	Severability.

Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions will remain binding and enforceable.

9.	References.

The Company agrees to follow the applicable policy(ies) regarding release of employment reference information.

10.	Parties May Enforce Release.

Nothing in this Release will operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs or personal representatives from any rights, claims or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release.

11.	Governing Law.

This Release will be construed in accordance with and governed by the laws of the State of Delaware, without regard to its conflicts of laws provisions.

Signed:

Dated:

NAME

STATE OF	)
	)	ss.
County of	)

Personally appeared the above named NAME and acknowledged the foregoing instrument to be his voluntary act and deed.

Before me:

NOTARY PUBLIC – My commission expires:

ACI WORLDWIDE, INC.

By:		Dated:

Its:
On Behalf of ACI Worldwide, Inc. and “Company”

Dated: